Gaia Reports Fourth Quarter and Full Year 2017 Results

Subscribers Increase 80% with Streaming Revenue up 94%

BOULDER, CO, February 26, 2018 — Gaia, Inc. (NASDAQ: GAIA), a conscious community and media company, reported financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter 2017 vs. Same Year-Ago Quarter

▪	80% subscriber growth generated 94% increase in streaming revenues
▪	Total revenues up 77%
▪	Gross margin up 50 basis points to 86.2%

2017 vs. 2016

▪	Subscriber count grew to 364,500 with a 78% increase in streaming revenues
▪	Total revenues up 64%
▪	Gross margin up 260 basis points to 86.1%

“The fourth quarter was highlighted by achieving our 80% subscriber growth rate target we announced in mid-2016, with lower than expected customer acquisition costs, resulting in another sequential quarter of declining operating losses,” said Jirka Rysavy, Gaia’s CEO. “Subscriber growth rate accelerated from 73% in the third quarter and 52% in the year-ago quarter.”

Gaia’s paying subscriber count increased 80% to 364,500 on December 31, 2017, from 202,300 on December 31, 2016. This is 300% higher than in the third quarter of 2015 when Gaia operated profitably, but with only 20% revenue growth.

During the quarter, Gaia grew its geographic subscriber footprint to over 170 countries, expanded its Spanish library, and launched Gaia in German and French.

Fourth Quarter 2017 Financial Results

Total revenues in the fourth quarter increased 77% to $8.4 million from $4.8 million in the same year-ago quarter. This was due to 94% growth in streaming revenues, which was driven by the 80% increase in paying subscribers versus December 31, 2016, achieving the company’s target for the year.

Gross profit in the fourth quarter increased 78% to $7.3 million compared to $4.1 million in the year-ago quarter. Gross margin increased 50 basis points to 86.2% from 85.7% in the fourth quarter of 2017 due to increased revenues and the related leverage on streaming costs and Gaia media library investments.

Total operating expenses in the fourth quarter were $13.4 million compared to $9.4 million in the year-ago quarter. The increase was due to the planned increase in marketing expenses associated with the announced acceleration of subscriber growth throughout 2017. Customer acquisition costs as a percentage of revenue declined to 87% in the fourth quarter of 2017 from 95% in the same year-ago quarter, despite increasing the subscriber growth rate to 80% in the current quarter from 52% in the year-ago quarter.

While accelerating the year-over-year growth rate, the company continued the trend of declining quarterly losses before income taxes during 2017 from $6.8 million in the first quarter, to $6.3 million in the second quarter, to $5.8 million in the third quarter and $5.7 million in the fourth quarter.

2017 Financial Results

Total revenues in 2017 increased 64% to $28.3 million from $17.2 million in 2016. This was due to 78% growth in streaming revenues, which was driven by the 80% increase in paying subscribers versus December 31, 2016.

Gross profit in 2017 increased 69% to $24.4 million compared to $14.4 million in 2016. Gross margin increased 260 basis points to 86.1% from 83.5% in 2016 due to increased revenues and the related leverage on streaming costs and Gaia media library investments.

Total operating expenses in 2017 were $49.5 million compared to $31.0 million in 2016. The increase was due to the planned increase in marketing expenses associated with the acceleration of subscriber growth throughout 2017.

Net loss in 2017 was $23.3 million or $1.54 per share, compared to net income of $87.1 million or $4.39 per share in 2016, which reflected the $114.5 million gain on the sale of the Gaiam branded business and the company’s repurchase of approximately 40% of its outstanding common stock in July 2016.

As of December 31, 2017, Gaia had $32.8 million in cash.

Conference Call

Gaia is hosting a conference call today, February 26, 2018, beginning at 4:30 p.m. ET (2:30 p.m. MT). The conference call dial-in numbers are (888) 394-8218 (or (323) 701-0225 for international callers), passcode 8266226. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until March 12, 2018 by dialing (844) 512-2921 (or (412) 317-6671 for international callers), passcode 8266226.

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in three primary channels—Seeking Truth, Transformation and Yoga—to its subscribers in over 170 countries. Over 90% of its 8,000+ titles are available for streaming exclusively on Gaia through most devices connected to the internet and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, history of operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives undertaken by us, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Liolios Investor Relations

(949) 574-3860

GAIA@liolios.com

GAIA, INC.

Condensed consolidated statements of operations

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands, except per share data)	2017	2016	2017	2016
	(unaudited)
Net revenues
Streaming	$7,929	$4,095	$26,220	$14,736
DVD subscription and other	497	662	2,070	2,511
Total net revenues	8,426	4,757	28,290	17,247
Cost of revenues
Streaming	1,057	617	3,602	2,567
DVD subscription and other	102	65	325	275
Total cost of revenues	1,159	682	3,927	2,842
Gross profit	7,267	4,075	24,363	14,405
Expenses:
Selling and operating	12,168	7,973	43,979	24,960
Corporate, general and administration	1,206	1,408	5,525	6,020
Total operating expenses	13,374	9,381	49,504	30,980
Loss from operations	(6,107)	(5,306)	(25,141)	(16,575)
Interest and other (expense) income, net	365	(218)	515	(351)
Loss before income taxes	(5,742)	(5,524)	(24,626)	(16,926)
Income tax benefit	(165)	(2,103)	(925)	(6,144)
Loss from continuing operations	(5,577)	(3,421)	(23,701)	(10,782)
Income from discontinued operations, net of tax	-	106	429	97,848
Net Income (loss)	$(5,577)	$(3,315)	$(23,272)	$87,066
Income (loss) per share—basic and diluted:
Continuing operations	$(0.37)	$(0.23)	$(1.57)	$(0.54)
Discontinued operations	—	0.01	0.03	4.93
Basic and diluted net income (loss) per share	$(0.37)	$(0.22)	$(1.54)	$4.39
Weighted-average shares outstanding:
Basic and diluted	15,168	15,148	15,160	19,850

GAIA, INC.

Condensed consolidated balance sheets

	December 31,	December 31,
(in thousands, except share and per share data)	2017	2016
ASSETS
Current assets:
Cash	$32,778	$54,027
Accounts receivable	1,055	554
Prepaid expenses and other current assets	3,082	1,303
Total current assets	36,915	55,884
Building and land, net	17,028	16,896
Media library, software and equipment, net	20,387	12,861
Goodwill	10,609	10,609
Investments and other assets	12,040	10,946
Total assets	$96,979	$107,196
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$16,848	$6,672
Deferred revenue	3,316	2,434
Total current liabilities	20,164	9,106
Deferred taxes	663	553
Contingencies
Equity	76,152	97,537
Total liabilities and equity	$96,979	$107,196